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Exhibit 23.3

THE ENVIRONMENTAL FINANCIAL CONSULTING GROUP, INC.

18 EAST 48TH STREET, 18TH FLOOR
NEW YORK, NY 10017

[EFCG LOGO] Paul J. Zofnass, President Andrej Avelini, Managing Director	Tel: (212) 752-2203 Fax: (212) 752-3080 E-mail: efcg@efcg.com Web Site: www.efcg.com

March 22, 2010

Margaret B. McLean, Esq.
Vice President & General Counsel
CH2M Hill Companies, Ltd.
9191 South Jamaica St.
Englewood, CO 80112

Dear Margaret:

        We consent to the reference of our firm as the appraiser retained by the Trustees of the CH2M HILL Companies Ltd. Employee Benefit Plans to be included in CH2M Hill's Registration Statement.

/s/ ANDREJ AVELINI Andrej Avelini Managing Director
THE ENVIRONMENTAL FINANCIAL CONSULTING GROUP, Inc. ("EFCG")

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  Exhibit 23.3
THE ENVIRONMENTAL FINANCIAL CONSULTING GROUP, INC.